Exhibit (a)(1)(G)

SUPPLEMENT NO. 2

TO

OFFER TO PURCHASE

NAM TAI PROPERTY INC.

Offer to Purchase for Cash up to 15,000,000 Shares of Its Common Stock

For a Purchase Price of $5.50 Net Per Share

DATED AUGUST 24, 2015

EXPLANATORY NOTE

This Supplement No. 2 summarizes amendments to the Offer to Purchase, dated August 3, 2015 (the “Offer to Purchase”) of Nam Tai Property Inc. (the “Company”), as amended on August 14, 2015 pursuant to Supplement No. 1. Unless otherwise indicated, to the extent information in this Supplement conflicts with information in the Offer to Purchase, the information in this Supplement hereby replaces and supersedes such information. Defined terms used below that are not defined in this Supplement No. 2 shall have the meanings ascribed thereto in the Offer to Purchase.

* * * * *

(1)	The following is inserted after the first paragraph under the heading “How will the Company pay for the shares?” on page 2 of the Offer to Purchase:

The following set forth our pro forma statements of comprehensive income and balance sheet for the six months ended June 30, 2015 and as of June 30, 2015, assuming the this Tender Offer had been completed as of January 1, 2015 at the cost of US$82.5 million.

Nam Tai Property Inc.

Condensed Consolidated Statements of Comprehensive Income

(In Thousands of US Dollars)

	Six months ended June 30, 2015
	Actual	As Adjusted
	(in thousands, except per share data)
Rental income	$1,616	$1,616
Rental expense	1,011	(1,011)

Net rental income	605	605
General and administrative expenses	(5,759)	(5,759)

Operating loss	(5,154)	(5,154)

Other income, net	1,584	1,584
Interest income(6)	4,827	4,986
Interest expenses(5)	(260)	(985)

Income before income tax	997	431

Income from continuing operations	997	431
Loss from discontinued operations, net of tax	(202)	(202)

Consolidated income	795	229

Consolidated comprehensive income(5)(6)	$795	$229

Earnings per Share
Basic earnings per share	0.02	0.01
Diluted earnings per share	0.02	0.01

Nam Tai Property Inc.

Condensed Consolidated Balance Sheets

(In Thousands of US Dollars)

	As of June 30, 2015
	Actual	As Adjusted
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents(1)(2)(4)	$232,464	$185,212
Short term investments	66,139	66,139
Prepaid expenses and other receivables(6)	4,387	4,546
Finance lease receivable – current	3,422	3,422
Assets held for sale	21,534	21,534
Current assets from discontinued operations	94	94

Total current assets	328,040	280,947

Property, plant and equipment, net	28,782	28,782
Land use rights	12,108	12,108
Other assets	164	164

Total assets	$369,094	$322,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term bank borrowing(2)	$55,000	$90,000
Accrued expenses and other payables(3)(5)	2,205	3,095
Dividend payable(4)	1,585	985
Current liabilities from discontinued operations	160	160

Total current liabilities	58,950	94,240

EQUITY
Shareholders’ equity:
Common shares(1)	396	246
Additional paid-in capital(1)(2)(3)	257,643	175,076
Retained earnings(4)(5)(6)	43,173	43,507
Accumulated other comprehensive income	8,932	8,932

Total shareholders’ equity	310,144	227,761

Total liabilities and shareholders’ equity	$369,094	$322,001

Notes:

(1)	assuming the Tender Offer had been completed as of January 1, 2015 at the cost of US$82.5 million;
(2)	the Company incurred additional US$35.0 million for a total of US$90.0 million in short-term bank borrowing to facilitate the U.S. dollar payment obligations for the payment of the tendered shares;
(3)	the Company incurred US$165,000 in expenses for the Tender Offer;
(4)	the Company reduced its dividend paid for the second quarter of 2015 as a result of having 15 million less shares outstanding following the Tender Offer (there was no impact on dividend paid for the first quarter of 2015 as the record date for first quarter dividend paid was December 31, 2014);
(5)	the Company incurred additional interest expense of US$725,332 in connection with the increase in short-term bank borrowing; and
(6)	the Company had additional US$7.5 million in surplus cash and cash equivalent as it drew down on the full US$$90.0 million.